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                                                                    EXHIBIT 21.1

             NEWFIELD EXPLORATION COMPANY -- LISTING OF SIGNIFICANT
                      SUBSIDIARIES AS OF FEBRUARY 28, 2001

   Exact Name of Subsidiary and Name                     Jurisdiction of
  Under Which Subsidiary Does Business             Incorporation or Organization
  ------------------------------------             -----------------------------
Newfield Exploration Mid-Continent Inc.                        U.S.
Newfield International Holdings Inc.                          Bahamas
Newfield Australia Inc.                                       Bahamas
Newfield International (Australia) Pty Ltd                   Australia
Newfield Exploration Australia Limited                       Australia
Newfield Australia (Cartier) Pty Ltd                         Australia